Exhibit 99.1

ICON Income Fund Eight A L.P.
2006 Year End Liquidation Update

This update covers the year 2006 and is intended to give registered reps and their investors in ICON Income Fund Eight A L.P. (“Eight A”) a description of Eight A’s activities for the year and an outlook for the future. As a fund manager, ICON Capital Corp. (“ICON”) actively and prudently manages Eight A’s portfolio to yield the best possible return to investors. As a public program, Eight A has reported to you regularly through quarterly, annual and current reports filed with the SEC. These important disclosure documents provide comprehensive required information; however, it is here that we try and summarize the information contained in those documents to give you a better overview of what is going on in Eight A.

No lease in Eight A’s portfolio reached maturity during the 2006 calendar year. However, during the first quarter of 2007 Eight A disposed of assets that had been leased to three separate lessees. The dispositions of these assets are described below.

$3,783,000 Investment in Equipment Leased to FedEx Corporation

The Equipment: One 1979-built McDonnell Douglas DC-10-30F aircraft equipped with three General Electric CF6-50C2 engines.

Investment: In March 2004, Eight A purchased a 90% interest in the aircraft and the lease for $3,783,000. (ICON Income Fund Ten, LLC owns 10%) In addition, Eight A assumed debt in the amount of $18,999,000 at an interest rate of 4% per annum that matured in March 2007.

Outcome: In September 2006, FedEx Corporation sent irrevocable notice of its intent to purchase the aircraft at lease expiry. In accordance with the terms of the lease, the purchase price for the aircraft was to be determined based on a series of appraisals performed by independent appraisers. On March 30, 2007, Eight A sold the aircraft to FedEx for $4,260,000 pursuant to a formula in the lease that calculated the sales price of the aircraft based on an average of the two appraisals that were closest in value.

$4,861,628 Investment in Equipment Leased to the Regus Group

The Equipment: The equipment leased to the Regus Group consisted of furniture and fixtures as well as office and telecommunications equipment for six Regus Group locations.

Investment: In December 1999, Eight A purchased the equipment subject to the lease for a total equity investment of $4,861,628 covering schedules I-1 through I-6. When Regus filed for bankruptcy the lease was restructured in order to reduce rental payments and allow the lessee to purchase certain equipment. Prior to the restructuring, Eight A received $4,872,324 in rental payments from January 2000 to December 2002. The restructuring began on March 1, 2003, which extended the lease for 48 months to March 2007.

Outcome: At lease expiry the customer exercised its purchase option under the lease and purchased the equipment for one dollar. Eight A received rental proceeds of $7,863,374 over the entire lease term.

 $5,072,738 Investment in Equipment Formerly Leased to Sabena Technics

The Equipment: The equipment originally on lease to Sabena Technics consisted of one-hundred-eighty-eight serialized aircraft spare parts known as rotables.  All of the parts are for use on Airbus A310 aircraft.

Rotables are aircraft components that are essentially recycled. When an aircraft requires maintenance to replace a worn rotable, the worn item is removed from the aircraft, and the appropriate rotable from inventory is substituted in its place.  The worn item is then overhauled to zero-time or it is repaired to a certified serviceable condition by an FAA-certified shop.

Investment: In February 1999, Eight A purchased A310 rotables subject to lease for $2,978,345. In February 2000, Eight A purchased a second lease schedule of A310 rotables for $1,961,000.  In December 2005, Eight A purchased a third lease schedule of A310 rotables for $133,393.

Outcome: In March 2007, Eight A sold its remaining inventory of rotable parts to a third party for $42,213. Eight A received a total of $3,673,798 on this investment through rental payments and sale proceeds.

Current Portfolio

Eight A’s equipment portfolio is comprised of the following material assets. Details on an asset-by-asset basis are provided below.

 $5,628,144 Investment in Equipment Chartered to BP Amoco

The Lessee: BP Amoco (“BP”) resulted from the 1998 merger of British Petroleum and Amoco, which made its parent, BP plc, the third largest global oil and gas exploration and production company behind Exxon Mobil and Royal Dutch Shell. BP Amoco operates in several fields. BP is the number one oil and natural gas producer in the United States, which it distributes to different sectors, namely the aviation and marine sectors. It is also highly successful in the refining sector, selling 6.7 million barrels of fuel daily to gas stations. (Source: BP website).

The Equipment: One 115-foot, 3,900 horsepower twin-screw tugboat and one 70,000 barrel, 414-foot, double-hull oil barge.

Investment: In March of 1999, Eight A purchased the tugboat and oil barge for a total equity investment of approximately $5.6 million. In addition, Eight A initially assumed debt in the amount $7.3 million for a total purchase price of approximately $12.9 million.  The original note was refinanced in December of 2001 and again in February of 2003. Both the barge and tugboat are subject to a bareboat charter whose initial term ended in January of 2003, but was renewed for an additional five years.

Expected Future Proceeds from Investment: $4,155,000 - $5,300,000

Outlook:  The equipment is compliant with the Oil Pollution Act of 1990, which requires that all tankers operating in U.S. waters are double-hull vessels and called for the phase-out of all single-hull vessels by 2005. In addition, the current construction costs for new tugboats and barges are steadily rising. Both factors will have a positive effect on remarketing efforts. Barges have sizeable access to the U.S. marketplace and are significantly involved in the movement of domestic commodities. It is expected that the tugboat and the barge will have at least 20 years of remaining useful life at lease expiry.

$4,040,000 Investment in Equipment Leased to Playcore Holdings, Inc. and its Subsidiaries

The Lessee: Playcore, founded in 1985 and based in Chattanooga, TN, is a privately held playground equipment and backyard products manufacturer with two principal operating units, commercial and consumer playground equipment. Under the “GameTime”® and “Park & Play Structures”® brand names, Playcore manufactures custom metal and plastic playground systems for the commercial play market, including municipalities, park and recreation departments and schools. Products are marketed through a network of independent sales agencies in the U.S. and Canada. Playcore’s consumer division manufactures and markets wood-based residential play systems and accessories under the “Swing-N-Slide”™ and “Timber Bilt”™ brand names. Products are sold through over 2,000 retail outlets, including Home Depot and Lowe’s.

Playcore is a market leader in its industry. As of June 2005, the company had the highest market share of the $465 million commercial play market and a 75% share of the $100 million consumer play sector. (Source: Playcore marketing materials).

The Equipment: The equipment leased to Playcore comprises substantially all of Playcore’s production capability. The main items are a CNC Bending Machine and three Roto Mold Machines. The CNC Bending Machine bends and shapes raw materials into individual components that make up Playcore products. The Roto Mold Machines have a similar function, producing plastic moldings by forcing plastic into an existing mold through the use of centrifugal force. Both types of machines have estimated useful lives remaining beyond 10 years.

Investment: In December 2005, Eight A purchased the equipment for $4,040,000, which is governed by a Master Lease Agreement. The lease has two schedules both with a term of 36 months from the base term commencement date, January 1, 2006. The monthly rental amount is $134,000. Assuming the customer makes all rent payments through lease expiry, Eight A will receive additional rental proceeds of $3,216,000 totaling $4,824,000 over the lease term. As of December 31, 2006, Eight A has already received monthly rental payments totaling $1,608,000. At lease expiry the customer will have the option to purchase the equipment for $200,000. If the customer were to make all rental payments and exercise its $200,000 purchase option, Eight A would receive total proceeds of $5,024,000.

Expected Future Proceeds from Investment: $3,216,000 - $3,416,000

Outlook: The equipment comprises substantially all of Playcore’s production capabilities and the costs associated with replacing the equipment would be excessive. Additionally, the equipment has a considerably long useful life. Therefore it is anticipated that Playcore’s need for the equipment will extend beyond the base lease term and Playcore will exercise its most advantageous option to ensure its continued use of the equipment. It is expected that Playcore will purchase the equipment for $200,000. If the equipment were returned at the conclusion of the base term, it is also expected that Eight A would receive proceeds of $200,000.

$2,000,000 Investment in Equipment Leased to Global Crossing

The Lessee: Global Crossing provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services. More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment: Various, innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment: In December 2005, Eight A, in a joint venture with ICON Income Fund Ten, LLC and ICON Leasing Fund Eleven, LLC, invested $2,000,000 in equipment subject to a 48-month lease with Global Crossing. Eight A has a 7.98% ownership in the equipment and is entitled to 7.98% of the total monthly rental amount of $615,479 along with any renewal rent that may be collected.

Expected Future Proceeds from Investment: $2,216,198 - $2,600,000

Outlook: The equipment is considered to be state-of-the-art and is completely integrated into Global Crossing’s international fiber optic network. Therefore, this equipment is expected to remain in place for a number of years beyond the base term expiry. In addition, it is projected that the number of homes and businesses utilizing VoIP services are expected to increase ten-fold by the year 2009.

$1,997,000 Investment in Equipment Leased to Rowan Companies, Inc.

The Lessee: Rowan Companies, Inc., founded in 1923, is a major international offshore and land drilling contractor.

"The Company was founded on the principle that in any organizational endeavor, men are more important than machinery and tools, and this emphasis on personnel has prevailed throughout the history of the Company." - Arch Rowan 1973 - on the 50th anniversary of the Company (Source: Rowan website)

The Equipment: One Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Cecil Provine”, built in 1982 by Marathon LeTourneau at a cost of $66,500,000.

Investment: In March 2000, Eight A purchased a 25% interest in the residual value of the equipment for $1,997,000. In the event of a sale of the vessel, Textron Financial Corp. receives 100% of the first $7.5 million of proceeds, after which Eight A receives 50% of the next $7.5 million of proceeds. Eight A is entitled to receive 25% of any residual proceeds.

Expected Future Proceeds from Investment: $22,500,000 - $25,000,000

Outlook: Given the current utilization for jackup oil rigs, the relatively high day rates that these rigs are commanding, and the high price of oil (which should continue for the foreseeable future), Eight A is optimistic it will be able to find a buyer for the Cecil Provine. Fair market appraisals of a like type rigs valued this equipment in the range of $90 million to $100 million at lease expiry in December 2008.

The following chart depicts the net position of Eight A’s material assets.

Expected Future Proceeds From Investment
Lessee	Low	High
Rowan Companies	$22,500,000	$25,000,000
BP Amoco	$4,155,000	$5,300,000
Playcore Holdings	$3,216,000	$3,416,000
Global Crossing	$2,216,198	$2,600,000

Total Proceeds Expected	$32,087,198	$36,316,000

Approximate No. of Units Outstanding at 12/31/06	735,232	735,232

Estimated Net Value Per Unit	$43.64	$49.39

Conclusion

This past year marked the five year anniversary of the tragic events of September 11, 2001. However, the repercussions of those events still affect several sectors of the economy. As a result, some of Eight A’s investments have not reached original expectations. For limited partners that invested in Eight A at its outset in October 14, 1998, as of March 31, 2007 they have received cash distributions of $69 for every $100 invested. In connection with the sale of the FedEx aircraft, Eight A will retain approximately $600,000 of the sale proceeds for reserves and future expenses. ICON anticipates that the May 2007 distribution to Eight A’s limited partners will total approximately $3,200,000 representing approximately $4.35 per unit. As depicted in the chart above, ICON hopes and anticipates that their eventual total return will range between 117% and 123% of their original capital invested. However, as discussed below, these estimates are subject to uncertainties of the equipment leasing marketplace and, therefore, actual results may be higher or lower than the estimates of future proceeds contained herein.

The adverse impacts of the events of September 11 are evidenced by Eight A’s inability to overcome market conditions for its investments in commercial aircraft. Widely discussed in other forums, the airline industry is only beginning to recover from a series of extremely poor profit years and a series of bankruptcies. The precipitous drop in aircraft values has been a reflection of the continued underperformance of the airline industry. Simply put, what is the value of an airplane if all it can do is generate losses for its operator? Never before has any equipment sector experienced such a brutal and sustained decline.

The table below illustrates the major airline investments made by Eight A, the original appraised value at lease expiry as determined on the date of acquisition by leading independent appraisers, and the final value realized by Eight A. The difference between expected pre-September 11, 2001 value and actual post-September 11 realized value illustrates how and why Eight A will not achieve our original hopes for total return.

Lessee	Acquisition Date	Equity Invested	Anticipated Residual Value	Amount Realized	Shortfall
America West	March 1999	$3,230,625	$5,180,000	$2,699,912	$(2,480,088)
KLM	September 1999	$5,750,628	$18,540,000	$ 0	$(18,540,000)

In conclusion, Eight A, which was only a $75 million offering, suffered a loss of $21 million of anticipated proceeds resulting from the impact of September 11 (as well as the likely reinvestment earnings thereon). This illustrates why Eight A has not achieved our original hopes. Due to the performance of some notable transactions that have exceeded original expectations, Eight A has been able to offset some of these results. For example, in a pre-September 11, 2001 (May 2001) transaction involving an engine leased to American Airlines, Inc., Eight A was able to double the return on its investment in less than two years. This illustrates the difference in the value of aviation assets between pre- and post-September 11, 2001 sales.

An example of a non-aircraft investment that surpassed initial expectations is Eight A’s investment in a coal handling and unloading facility located at Portland General Electric’s (“PGE”) Boardman, Oregon power plant.

Lessee	Equity Invested	Total Realized	Gain
Portland General Electric	$15,193,097	$29,298,029	$14,104,932

As noted in the table above, Eight A sold the equipment to PGE in May 2005 and realized net proceeds from the sale of approximately $13.5 million. The additional gain reported in the table above was realized from refinancing the debt associated with the facility. ICON anticipates that these assets will enable Eight A to partially compensate for unrealized gains from its aircraft investments.

As always, we are happy to answer any additional questions that you may have. Please reach us at the following numbers: Investors: 800-343-3736; Registered Representatives: 800-435-5697.

Neither Eight A nor its General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.